SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Air T, Inc.

(Name of Registrant as specified in its charter)

(Name of person(s) filing Proxy Statement, if other than Registrant)

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Air T, Inc.
PO Box 488, Denver, NC 28037 Telephone: (828) 465-1336 • FAX: (828) 465-5281

To Our Stockholders:

Please find enclosed for your information and review, a copy of Air T, Inc.’s 2013 Annual Report, Notice and Proxy Statement for our Annual Meeting of Stockholders to be held August 30, 2013, accompanying proxy card and return envelope.

The accompanying Proxy Statement provides you with a summary of the proposals on which our stockholders will vote at the annual meeting. Your vote is important regardless of the number of shares you hold. To ensure your representation at the meeting, please complete, sign, date and return your enclosed proxy card as soon as possible in the postage-paid envelope provided. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares, and the vote cannot be cast unless you provide instructions to your broker. You should follow instructions provided by your broker regarding how to instruct your broker to vote your shares. If you choose to attend the annual meeting, you may revoke your proxy and personally cast your votes at the annual meeting.

Stockholder matters, including a transfer of shares, missing stock certificates, or changes of address can be directed to the Company’s transfer agent at the following mailing address, email address and telephone number:

American Stock Transfer and Trust Company Operations Center 6201 15th Avenue Brooklyn, NY 11219

Email address: info@amstock.com

Telephone Number: 1-800-937-5449

If you should have a question or require an additional copy of the documents mentioned above, please contact me directly at 828-464-8741, extension 6677; or you may call our proxy solicitor, Georgeson, Inc. at 1-800-279-6913.

Sincerely,

John Parry

Secretary

Enclosures

AIR T, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 30, 2013

To Our Stockholders:

On behalf of the board of directors and management of Air T, Inc. (the “Company”), we cordially invite you to our annual meeting of stockholders. The meeting will be held at One Independence Center, 101 North Tryon Street, Suite 1900, Charlotte, North Carolina on Friday, August 30, 2013 at 10:00 a.m. local time, for the purpose of considering and acting on the following matters:

1.	Elect as directors the seven nominees named in the attached proxy statement to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To adopt a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the accompanying proxy statement;

3.	To select, on an advisory basis, the frequency of future stockholder advisory votes to approve the compensation of the named executive officers;

4.	To ratify the appointment of Dixon Hughes Goodman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2014;

5.	To adopt a resolution to approve the Amended and Restated Rights Agreement, dated as of June 13, 2013, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”); and

6.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Only stockholders of record as of the close of business on July 15, 2013 are entitled to notice of and to vote at the annual meeting and adjournments thereof. You may examine a list of those stockholders at our principal executive offices at 3524 Airport Road, Maiden, North Carolina 28650, during the 10-day period preceding the annual meeting. Each share of our outstanding common stock will entitle the holder to one vote on each matter that properly comes before the annual meeting.

The accompanying proxy statement provides you with a summary of the proposals on which our stockholders will vote at the annual meeting. We encourage you to read this entire document before voting.

Your vote is important no matter how large or small your holdings may be. To ensure your representation at the meeting, please complete, sign, date and return your enclosed proxy card as soon as possible in the postage-paid envelope provided or vote by telephone or over the Internet in accordance with the instructions appearing on the enclosed proxy card. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares, and your vote cannot be cast unless you provide instructions to your broker. You should follow instructions provided by your broker regarding how to instruct your broker to vote your shares. If you choose to attend the annual meeting, you may revoke your proxy and personally cast your votes at the annual meeting.

The 2013 annual report of the Company also accompanies this notice.

By Order of the Board of Directors

John Parry
Secretary

July 22, 2013

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

Copies of this Notice, the Proxy Statement following this Notice, and the Annual Report to Stockholders that is being mailed with this Notice are available at www.airt.net/shareholderdirect.html.

Air T, Inc.

3524 Airport Road

Maiden, North Carolina 28650

Telephone (828) 464-8741

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors of Air T, Inc. (referred to as the “Company”) in connection with the annual meeting of stockholders of the Company to be held on Friday, August 30, 2013 at 10:00 a.m. at One Independence Center, 101 North Tryon Street, Suite 1900, Charlotte, North Carolina. The proxy is for use at the meeting if you do not attend or if you wish to vote your shares by proxy even if you do attend. You may revoke your proxy at any time before it is exercised by

•	giving a written notice of revocation to the Secretary of the Company,

•	submitting a proxy having a later date, or

•	appearing at the meeting and requesting to vote in person.

All shares represented by valid proxies and not revoked before they are voted will be voted as specified. If no specification is made, proxies will be voted “FOR” electing all nominees for director listed on the proxy in Item 1, “FOR” the resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement, for the selection of “EVERY YEAR” as the frequency of future stockholder advisory votes to approve the compensation of the Company’s named executive officers, “FOR” adoption of a resolution approving the Rights Agreement, and “FOR” ratifying Dixon Hughes Goodman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2014. AO Partners I, L.P., a significant stockholder of the Company, opposes the adoption of a resolution approving the Rights Agreement and intends to vote “AGAINST” approving the Rights Agreement. AO Partners’ statement of opposition is included in this proxy statement.

The Board of Directors knows of no matters, other than those stated above, to be presented for consideration at the annual meeting. If, however, other matters properly come before the annual meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on any such matters. The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the annual meeting from time to time, including if there is not a quorum on the date set for the annual meeting.

This proxy statement, the enclosed proxy card and the Company’s 2013 Annual Report to Stockholders are being first mailed to our stockholders on or about July 22, 2013. The Annual Report does not constitute “soliciting material” and is not to be deemed “filed” with the Securities and Exchange Commission.

The Company will pay the costs of preparing this proxy statement and of soliciting proxies in the enclosed form. Our officers, directors and employees may solicit proxies personally, by telephone, mail or facsimile, or via the Internet. These individuals will not receive any additional compensation for their solicitation efforts. You may also be solicited by means of press releases issued by the Company, postings on our website, www.airt.net, and advertisements in periodicals. We have engaged Georgeson Inc. to assist in the solicitation of proxies for a services fee and the reimbursement of customary disbursements that together are not expected to exceed $30,000 in the aggregate. In addition, upon request we will reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and in obtaining voting instructions.

VOTING

Only stockholders of record at the close of business on July 15, 2013 will be entitled to vote at the annual meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the stockholders meeting is 2,446,286. The presence of a majority of the outstanding shares of the Company’s Common Stock, par value $.25 per share (the “Common Stock”), represented in person or by proxy at the meeting will constitute a quorum necessary to conduct business at the meeting.

How to Vote

If you are a registered shareholder, you have four voting options:

•	over the Internet, which the Company encourages if you have Internet access, at the address shown on the enclosed proxy card;

•	by telephone through the number shown on the enclosed proxy card;

•	by mail, by completing, signing, dating and returning the enclosed proxy card; or

•	in person at the meeting.

Even if you plan to attend the meeting, the Company encourages you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of stock ownership and proof of identification to the meeting.

If you are a beneficial stockholder and your broker holds your shares in its name, your ability to vote by Internet or telephone depends on the voting process of the broker through which you hold the shares. Please follow their directions carefully.

Voting of Shares Held Through Brokers

If you are a beneficial stockholder and your broker holds your shares in its name, your broker cannot vote your shares on the following matters if you do not timely provide instructions for voting your shares:

•	the election of directors;

•	the advisory vote on approval of the compensation paid to the Company’s named executive officers;

•	the advisory vote on the frequency of future advisory votes on executive compensation; and

•	because it is opposed by a stockholder as set forth in this proxy statement, the adoption of a resolution approving the Rights Agreement.

If your shares are maintained through an account with a broker, it is likely that your broker holds your shares in its name and you should contact your broker if you are uncertain whether your broker holds your shares in its name. Shares not voted by brokers on these matters if timely voting instructions are not provided are referred to as “broker non-votes.” However, your broker may vote your shares on any other matter that may be presented to the stockholders for a vote at the meeting, including the ratification of the appointment of Dixon Hughes Goodman, LLP as our independent registered public accounting firm, if the broker does not receive voting instructions from you.

If your broker holds your shares in its name, for you to vote those shares you must provide voting instructions to the broker through which you hold the shares. Please follow their directions carefully. If you want to vote shares held by your broker in its name at the meeting, you must request a legal proxy from your broker and present that proxy, together with proof of identification, at the meeting.

Required Voting Thresholds for Matters to be Considered at the Meeting

Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors.

As specified in the Rights Agreement, the Rights Agreement will be deemed approved by the stockholders if more votes are cast in favor of approval of the Rights Agreement than are cast against approval of the Rights Agreement. Accordingly, abstentions and broker non-votes will not affect the outcome of the vote to adopt a resolution approving the Rights Agreement.

Each of the other matters coming before the meeting, including the advisory votes on approval of the compensation paid to the Company’s named executive officers and the frequency of future advisory votes on executive compensation and the ratification of the appointment of the independent registered public accounting firm for the fiscal year ending March 31, 2014, requires the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On such matters, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote, if applicable, will have no effect on votes on these matters.

Changing Your Vote

Even after you have submitted your vote, you may revoke your proxy and change your vote at any time before voting begins at the annual meeting. If you are a registered stockholder, you may do this by:

•	timely delivering to the Company’s Secretary, or at the meeting, a later dated signed proxy card;

•	voting on a later date by telephone or over the Internet (only your last dated proxy card or telephone or Internet vote is counted); or

•	by voting your shares in person if you attend the meeting.

Your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke it.

If your broker holds your shares in its name, you should contact your bank, broker or other nominee to find out how to revoke your proxy. If you have obtained a legal proxy from your nominee giving you the right to vote your shares, you may vote by attending the meeting and voting in person or by sending in an executed proxy with your legal proxy form.

Contact for Questions on Voting

If you have any questions about voting or if you require assistance, please contact the Company’s proxy solicitor:

GEORGESON INC.

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

Please call toll free at (800) 279-6913

CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

The following table sets forth information regarding the beneficial ownership (determined in accordance with Rule 13d-3 of the Securities and Exchange Commission) of shares of Common Stock, par value $.25 per share, of the Company as of June 5, 2013 by each person that beneficially owns five percent or more of the shares of Common Stock. Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, except as otherwise set forth in the notes to the table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Amount of Beneficial Ownership as of June 5, 2013	Percent of Class
AO Partners I, L.P.(1) 3033 Excelsior Boulevard, Suite 560 Minneapolis, Minnesota 55416	366,200	14.95
FMR LLC et al.(2) 82 Devonshire Street Boston, Massachusetts 02109	244,600	10.00
Walter Clark(3) 3524 Airport Road Maiden, North Carolina 28650	143,627	5.75
David E. Stern and Barbara R. Wagner(4) 310 Miles Drive Blue Bell, Pennsylvannia 19422	123,919	5.07

(1)	Based solely on a Schedule 13D/A filed by AO Partners I, L.P. (“AO Partners Fund”), AO Partners, LLC (“AO Partners”), Nicholas J. Swenson, Seth G. Barkett, William R. Foudray, Andrew L. Osborne, John M. LaFontsee, Scott A. Ronan, Nicholas P. Zaccagnini, Ryan P. Buckley, Thomas D. Gallagher, and Christopher J. Richard on May 29, 2013, reporting information as of May 28, 2013, that indicates that each of AO Partner I, L.P. and AO Partners, LLC is the beneficial owner of 363,700 shares and Nicholas J. Swenson is the beneficial owner of 366,200, shares, including 2,500 shares he has the right to acquire through the exercise of stock options. Such Schedule 13D/A reports that Mr. Swenson is the managing member of AO Partners, LLC, which is a general partner in AO Partners I, L.P.
(2)	Based solely on a Schedule 13G (the “FMR Schedule 13G”) filed by FMR LLC (“FMR”), Fidelity Management & Research Company (“Fidelity Management”), Fidelity Low-Priced Stock Fund (“Fidelity Fund”) and Edward C. Johnson 3d on February 14, 2012, reporting information as of December 31, 2011, and a Form 13F filed by FMR LLC on May 15, 2013. The FMR Schedule 13G indicates that Fidelity Management, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 244,600 shares as a result of acting as investment adviser to Fidelity Fund which owns such shares. The FMR Schedule 13G further indicates that Edward C. Johnson 3d, the Chairman of FMR, and FMR, through its control of Fidelity Management, and the Fidelity Fund each has sole power to dispose of the 244,600 shares owned by the Fidelity Fund and that neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Fund, which power resides with the Fidelity Fund’s Board of Trustees.
(3)	Includes 50,000 shares which Mr. Clark has the right to acquire within 60 days through the exercise of stock options.
(4)	Based solely on a Schedule 13D filed by David E. Stern and Barbara R. Wagner, husband and wife, on June 27, 2012.

AGREEMENT WITH AO PARTNERS

Background

On January 27, 2012, AO Partners I, L.P. (“AO Partners”), Groveland Hedged Credit Master Fund Ltd., and Nicholas J. Swenson filed a Schedule 13D reporting beneficial ownership by Mr. Swenson of 126,538 shares, or 5.2% of the then outstanding shares, of Company common stock.

On March 9, 2012, AO Partners, AO Partners, LLC, Groveland Hedged Credit Master Fund Ltd. and Mr. Swenson filed an amendment on Schedule 13D/A reporting beneficial ownership by AO Partners, AO Partners, LLC, the general partner of AO Partners, and Mr. Swenson, the managing member of AO Partners, LLC, of 200,603 shares, or 8.2% of the then outstanding shares, of Company common stock.

On March 20, 2012, AO Partners, AO Partners, LLC, and Mr. Swenson filed an amendment on Schedule 13D/A reporting beneficial ownership by them of 249,227 shares, or 10.2% of the then outstanding shares, of Company common stock.

On March 26, 2012 the Board of Directors, in order to protect stockholders from coercive or otherwise unfair takeover tactics, approved and the Company entered into a Rights Agreement, dated March 26, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, a description of which, as amended, is included in “Proposal 5 – Approval of Rights Agreement” in this proxy statement and on the same date the Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of common stock payable on April 5, 2012 to the stockholders of record on that date. The rights governed by the Rights Agreement as then-adopted by the Board of Directors would be triggered in the event that a person acquired beneficial ownership of 15% of the outstanding shares of Company common stock.

On April 3, 2012, AO Partners, AO Partners, LLC, and Mr. Swenson filed an amendment on Schedule 13D/A reporting beneficial ownership by them of 263,022 shares, or 10.2% of the then outstanding shares, of Company common stock, and attaching as an exhibit a letter from AO Partners, LLC to Walter Clark, the Company’s Chief Executive Officer, requesting representation on the Company’s Board of Directors by adding Nicholas J. Swenson and Seth G. Barkett to the Board of Directors.

On May 3, 2012, AO Partners, AO Partners, LLC, and Mr. Swenson filed an amendment on Schedule 13D/A reporting beneficial ownership by them of 291,678 shares, or 11.9% of the then outstanding shares, of Company common stock.

On May 18, 2012, following interviews of Messrs. Swenson and Barkett by the Nominating Committee of the Board of Directors, the Board of Directors, upon the recommendation of the Nominating Committee, approved a resolution nominating the nine then-incumbent directors and Mr. Swenson to an expanded ten-member Board of Directors for election at the 2012 annual meeting of stockholders.

On August 14, 2012, AO Partners, AO Partners, LLC, and Mr. Swenson filed an amendment on Schedule 13D/A reporting beneficial ownership by them of 317,433 shares, or 13.0% of the then outstanding shares, of Company common stock.

On August 30, 2012, Mr. Swenson was elected a director at the Company’s 2012 annual meeting of stockholders.

On February 28, 2013, AO Partners, AO Partners, LLC, and Mr. Swenson filed an amendment on Schedule 13D/A reporting beneficial ownership by them of 363,700 shares, or 14.9% of the then outstanding shares, of Company common stock.

Commencing with a proposal sent by Mr. Swenson to the Company’s lead independent director, J. Bradley Wilson, on April 4, 2013 and filed as an exhibit to a Schedule 13D/A filed by AO Partners, AO Partners, LLC, and Mr. Swenson on April 15, 2013, Mr. Swenson submitted to Mr. Wilson and the Board of Directors various proposals regarding, among other things, changes in the composition of the Board of Directors to be elected at the 2013 annual meeting of stockholders and elimination or amendment to the Rights Agreement, and Mr. Wilson, as lead independent director and later as chairman of the Independent Subcommittee (as defined below), presented to the Board of Directors and Mr. Swenson various counter proposals addressing the same matters. The then-current iterations of those proposals were considered at a meeting of the Board of Directors on May 1, 2013, at which time the Board of Directors established a special committee comprised of all directors other than Mr. Swenson to, among other things, consider, evaluate, negotiate and make recommendations to the Board of Directors with respect to the proposals made by AO Partners and Mr. Swenson and take actions with respect to the 2013 annual meeting of stockholders and to solicit proxies on behalf of the Board of Directors to be voted at such meeting.

At that May 1, 2013 meeting, the Board of Directors elected Mr. Wilson as Chairman of the Board of Directors.

On May 6, 2013, the special committee of the Board of Directors delegated to a subcommittee its authority to, among other things, consider, evaluate, negotiate and make recommendations to the Board of Directors with respect to the proposals made by AO Partners and Mr. Swenson. The directors appointed to this subcommittee (the “Independent Subcommittee”) were Mr. Wilson, who served as Chair, Sam Chesnutt, John J. Gioffre and Dennis A. Wicker, all of whom are independent directors under the rules of the NASDAQ Stock Market.

On May 7, 2013, AO Partners submitted to the Secretary of the Company a Notice of Intent to Nominate Directors and Submit Nominees for Election dated May 2, 2013, indicating its intention to nominate for election as directors at the Company’s 2013 annual meeting of stockholders Nicholas J. Swenson, Seth G. Barkett, William R. Foudray, Andrew L. Osborne, John M. LaFontsee, Scott A. Ronan, Nicholas P. Zaccagnini and Ryan P. Buckley and its intention to deliver a proxy statement and form of proxy to stockholders of at least the percentage of the Company’s outstanding common stock required to elect such nominees.

On May 29, 2013, AO Partners submitted to the Secretary of the Company a supplemental Notice of Intent to Nominate Directors and Submit Nominees for Election dated May 28, 2013, indicating its intention to also nominate Thomas D. Gallagher and Christopher J. Richard for election as directors at the 2013 annual meeting of stockholders and its intention to deliver a proxy statement and form of proxy to stockholders of at least the percentage of the Company’s outstanding common stock required to elect such nominees.

Following a series of negotiations of proposals discussed between Mr. Swenson and the Independent Subcommittee, on June 9, 2013, the Independent Subcommittee met and unanimously approved, and recommended to the Board of Directors that it approve, an agreement negotiated by the Independent Subcommittee with AO Partners, Mr. Swenson and other parties affiliated with AO Partners (the “Settlement Agreement”), which is described below. See “— Description of the Settlement Agreement.”

On June 12, 2013, the Board of Directors determined that the interests of the Company and its stockholders would be best served by, among other things, avoiding a contested election, the substantial expense and disruption that may result therefrom and the uncertainty related to such a contest that could adversely affect significant customer relationships and unanimously approved the Settlement Agreement.

The Company entered into the Settlement Agreement with AO Partners and the other parties thereto on June 12, 2013. On June 13, 2013, the Company entered into an amended and restated Rights Agreement to effect the amendments to the Rights Agreement as contemplated by the Settlement Agreement.

Description of the Settlement Agreement

The following summarizes the material terms of the Settlement Agreement. The Settlement Agreement was filed by the Company as Exhibit 10.1 to the first Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 13, 2013 and is available at SEC’s website, http://www.sec.gov.

Nominees for Election as Directors. In the Settlement Agreement, the Company agreed to promptly adopt a resolution to reduce the size of the Board of Directors from ten to seven effective at the commencement of the 2013 annual meeting of stockholders and to not rescind or modify such resolution, or adopt a resolution establishing a different size of the Board of Directors, at any time prior to the conclusion of the 2013 annual meeting, without the consent of Mr. Swenson. The Company further agreed that the Board of Directors would nominate for election as directors at the 2013 annual meeting, and will solicit proxies for their election, the seven individuals determined in the following manner:

•	the following three nominees proposed by AO Partners: Nicholas J. Swenson, Seth G. Barkett and Andrew L. Osborne (the “Stockholder Nominees”);

•

the following three nominees proposed by the Company: John J. Gioffre, Walter Clark and an individual to be selected by the Nominating Committee of the Board from a list of individuals provided to AO Partners (the individual selected pursuant to this provision is John A. Reeves) (the “Committee Nominees”); and

•

one individual who would be an independent director under the rules of the NASDAQ Stock Market eligible to serve on the Audit Committee and who is mutually agreeable to two-thirds of the Stockholder Nominees and two-thirds of the Committee Nominees (the individual selected pursuant to this provision is William R. Foudray) (the “Seventh Nominee”).

The Settlement Agreement provides that if subsequent to their election, a director ceases to serve, only AO Partners may fill a vacancy of a Stockholder Nominee, only the remaining Committee Nominees may fill a vacancy of any Committee Nominee, and only the Stockholder Nominees and Committee Nominees acting together, may fill the vacancy of the Seventh Nominee with an individual who is mutually agreeable to two-thirds of the Stockholder Nominees and two-thirds of the Committee Nominees, to be selected as follows: the Stockholder Nominees and the Committee Nominees will have two weeks to agree to the individual to fill the vacancy of the Seventh Nominee from any individuals they may suggest and if the individual is not so selected in that period, then the Company will engage a director candidate search firm of national reputation to suggest potential candidates and the Stockholder Nominees and the Committee Nominees will select the individual from the candidates suggested by the search firm that is acceptable to two-thirds of the Stockholder Nominees and two-thirds of the Committee Nominees.

Upon execution and delivery of the Settlement Agreement, AO Partners irrevocably withdrew its intent to nominate Nicholas J. Swenson, Seth G. Barkett, William R. Foudray, Andrew L. Osborne, John M. LaFontsee, Scott A. Ronan, Nicholas P. Zaccagnini, Ryan P. Buckley, Thomas D. Gallagher and Christopher J. Richard for election as directors at the 2013 annual meeting.

Amendments to Rights Agreement. The Company agreed to promptly amend and restate the Rights Agreement to:

•

increase the triggering percentage of beneficial ownership of the Company’s common stock necessary to constitute a person, together with such person’s affiliates and associates, an “Acquiring Person” under the Rights Agreement, from 15% to 20%;

•

include a “chewable feature” that would make certain fully-financed, “qualifying offers” for all of the Company’s common stock at the same price and that meet other requirements specified in the Rights Agreement eligible for exemption from the operation of the Rights Agreement if approved by a vote of the stockholder referendum unless the Board of Directors acts within a certain time following commencement of the qualifying offer to either redeem the rights under the Rights Agreement, exempt the qualifying offer or call a special meeting of stockholders to vote on whether to exempt the qualifying offer; and

•

provide for the expiration of the Rights Agreement, and the rights issued under the Rights Agreement, upon the adjournment of the 2013 annual meeting of stockholders unless a proposal to approve the Rights Agreement, as amended, was not approved by a vote of the stockholders in which more votes are cast in favor of the proposal than are cast against the proposal.

On June 13, 2013, the Company amended and restated the Rights Agreement to include these provisions. The Rights Agreement, as so amended, is described in “Proposal 5 – Approval of Rights Agreement – Description of the Rights Agreement” in this proxy statement.

In the Settlement Agreement, the Company agreed to submit a proposal to the stockholders at the 2013 annual meeting to approve the Rights Agreement. The Company agreed to include in its proxy statement soliciting votes in favor of approving the Rights Agreement a statement in close proximity to its statements in favor of approving the proposal a statement from AO Partners stating why it intends to vote against the proposal to approve the Rights Agreement. The Rights Agreement will be deemed approved if more votes are cast in favor of approval than are cast against approval (meaning that abstentions and broker non-votes will not affect the outcome of the vote). The Company agreed that proxies submitted without voting direction on this proposal will be voted “Abstain.”

2013 Annual Meeting. In the Settlement Agreement, the Company agreed that the 2013 annual meeting would be held no later than August 30, 2013.

At the 2013 Annual Meeting, AO Partners, AO Partners, LLC, Nicholas J. Swenson, Seth G. Barkett, William R. Foudray, Andrew L. Osborne, John M. LaFontsee, Scott A. Ronan, Nicholas P. Zaccagnini, Ryan P. Buckley, Thomas D. Gallagher and Christopher J. Richard, who are all parties to the Settlement Agreement, agreed to vote all their shares of Company common stock at the 2013 annual meeting:

•	in favor of the election of each of the seven nominees as described above and

•

with respect to the advisory vote to approve executive compensation, ratification of independent auditors and any proposal made by a stockholder (but not with respect to the approval of the Rights Agreement or the advisory vote on the selection of the frequency of future advisory vote to approve executive compensation) in accordance with the recommendation of the Board of Directors.

Committees. In the Settlement Agreement, the Company agreed, promptly following the 2013 annual meeting, to reconstitute:

•

the Nominating Committee of the Board of Directors with three members, one of whom will be an AO Partners Nominee, one of whom will be a Committee Nominee and one of whom will be the Seventh Nominee and

•	the Compensation Committee of the Board of Directors with three members, two of whom will be AO Partners Nominees and one of whom will be the Seventh Nominee.

The Company also agreed to establish, promptly following the 2013 annual meeting, a committee of three directors, two of whom will be AO Partners Nominees and one of whom will be a Committee Nominee, as the Capital Allocation Committee. The Capital Allocation Committee is to be charged with reviewing and recommending “for” or “against” all internal and external investments, acquisitions, securities purchases or sales, mergers and general investments in excess of $100,000 (each, an “Investment”). All proposed Investments are to be presented to the Capital Allocation Committee for its review and recommendation, and this committee may also propose Investments for consideration to the Board of Directors. Although the Settlement Agreement does require the Board of Directors to undertake any Investment that receives a favorable recommendation from the Capital Allocation Committee, the Settlement Agreement provides that it may not undertake any Investment unless the proposed Investment has received the affirmative recommendation of the Capital Allocation Committee. The election by the Board of Directors to take action contrary to a recommendation of the Capital Allocation Committee will, however, trigger the expiration of the “Standstill Provisions” described below.

The Board agreed to disband, promptly following execution of the Settlement Agreement, the Executive Committee and the special committee established on May 1, 2013 and the Independent Subcommittee and such committees have been disbanded.

Standstill Provisions. AO Partners and its affiliates and associates agreed to a standstill provision (the “Standstill Provision”) in the Settlement Agreement pursuant to which they will not submit, and will not encourage any other stockholder to submit, a notice of intention to nominate directors at the Company’s 2014 annual meeting of stockholders (the “2014 Annual Meeting”) or notice of any other matter to be acted upon by the stockholders at the 2014 Annual Meeting; provided, however, that the Standstill Provision will lapse upon the occurrence of any of the following events:

•	the stockholders approve the Rights Agreement at the 2013 annual meeting;

•	the Company enters into a new stockholder rights agreement or a similar agreement;

•	the Board of Directors fails, by May 1, 2014, to nominate the AO Partners Nominees or the Seventh Nominee for election as directors at the 2014 Annual Meeting;

•	the Board of Directors elects to take an action contrary to the recommendation of the Capital Allocation Committee with respect to an Investment;

•

the daily volume weighted average price of Company common stock over any 15 days during a 30-day period commencing after the date of the 2013 annual meeting is less than 80% of the daily volume weighted price of the Company’s common stock on the date of the 2013 annual meeting;

•	the Company reports a consolidated loss for two or more consecutive fiscal quarters;

•	Mr. Swenson is not serving as Chairman of the Board of the Company at any time subsequent to a meeting of the Board of Directors to be held immediately following the 2013 Annual Meeting;

•	the size of the Board of Directors is increased or decreased without the approval of a majority of the Board, including a majority of the AO Partners Nominees;

•

the charter of any of the Nominating Committee, the Compensation Committee or the Audit Committee is materially amended without the approval of a majority of the Board of Directors, including a majority of the AO Partners Nominees.

Miscellaneous Provisions. The Settlement Agreement provides that each of George Prill and Sam Chesnutt, current directors, will be offered the position of Director Emeritus and will be paid a stipend determined by the Board of Directors for their participation in major meetings as non-voting observers. The Settlement Agreement further provides that the current Board of Directors will consider and pass, if a majority of the Board of Directors so approves, a motion to proceed with the prompt sale of the Company’s corporate aircraft, with the proceeds from such sale to be applied either (i) to invest in an internal project or investment with a projected 15%+ projected rate of return on capital investment, (ii) to repurchase the Company’s common stock or (iii) to pay a special dividend. The Settlement Agreement further provides that if such aircraft is sold, the Board of Directors may determine to charter equivalent aircraft as needed to keep customer service at the same level. In connection with the settlement, the Company agreed to reimburse AO Partners for its out-of-pocket expenses in the amount of $30,000 incurred in connection with its efforts to nominate and elect nominees at the 2013 annual meeting.

Unless earlier terminated, the Settlement Agreement will expire 30 days prior to the start of the period during which stockholders may submit notice of nominations for consideration at the Company’s 2015 annual meeting of stockholders.

PROPOSAL 1 – ELECTION OF DIRECTORS

Under the Company’s certificate of incorporation and by-laws, directors are elected at each annual meeting and hold office until their respective successors are elected and have qualified. The number of directors constituting the Board of Directors is currently ten and, consistent with the terms of the Settlement Agreement, has been set at seven effective upon the commencement of the 2013 annual meeting. Accordingly, up to seven directors may be elected at the annual meeting. The following incumbent directors will not be nominated for election at the 2013 annual meeting and accordingly their term of office will expire at the 2013 annual meeting: Sam Chesnutt, Allison T. Clark, John Parry, George C. Prill, William H. Simpson, Dennis A. Wicker and J. Bradley Wilson, Jr.

The following sets forth certain information with respect to the individuals who are nominated by the Board of Directors for election to the Board of Directors at the annual meeting. Walter Clark, John J. Gioffre and Nicholas J. Swenson are current directors of the Company. The nomination of John A. Reeves for election as a director was recommended to the Nominating Committee of the Board of Directors by the Company’s Chief Executive Officer. The Board of Directors is nominating Seth G. Barkett and Andrew L. Osborne, pursuant to the terms of the Settlement Agreement, as designees of AO Partners. The selection and nomination of William R. Foudray is made pursuant to the terms of the Settlement Agreement, and Mr. Foudray was identified to the Stockholder Nominees and Committee Nominees by a non-management director.

The nominees provided the following information about themselves as of June 1, 2013. Additionally, for each nominee we have disclosed the particular experience, qualifications, attributes, or skills that led the Board to conclude that the nominee should serve as a director

Seth G. Barkett, age 29, has served as Director of Research of Groveland Capital, LLC, a hedge fund, since February 2011. From March 2010 to January 2011, Mr. Barkett served as a consultant to Vela Capital, LLC, a hedge fund. From January 2008 to February 2010, Mr. Barkett served as an associate of Storm Lake Capital, LLC, a merchant banking firm, and from July 2006 to December 2007 he served as an analyst of Resource Land Holdings, LLC, a private equity firm. In these positions, Mr. Barkett has analyzed and worked on mergers and acquisitions, divestitures, recapitalizations and corporate restructurings.

Mr. Barkett’s experience and financial analytical skills are expected to provide the Board with additional expertise in evaluating the performance of the Company’s businesses and opportunities for growth.

Walter Clark, age 56, has served as Chairman of the Board of Directors of the Company and Chief Executive Officer since April 1997. Mr. Clark also serves as a director of Mountain Air Cargo, Inc. (“MAC”) and CSA, Air, Inc. (“CSA”), subsidiaries of the Company, and as the Chief Executive Officer of MAC, Executive Vice President of Global Ground Support, LLC (“GGS”) and Global Aviation Services, LLC (“GAS”), other subsidiaries of the Company, and President of CSA. Mr. Clark was elected a director of the Company in April 1996. Mr. Clark is the brother of Allison Clark, a director whose term of office will expire at the 2013 annual meeting.

The Board believes that Mr. Walter Clark’s experience as Chief Executive Officer of the Company provides the Board with unique insight regarding Company-wide issues. This experience assists the Board in evaluating the Company’s business, risks and opportunities and in developing its long-term strategy.

William R. Foudray, age 43, has served as Executive Vice President of Vantage Financial, LLC, an equipment leasing and finance company, since he co-founded that firm in August 2011. Mr. Foudray served in various executive capacities, including as Vice President of Operations, Chief Financial Officer and Executive Vice President, of Fidelity National Capital, Inc., a third-party technology leasing firm and then subsidiary of Fidelity National Financial, Inc., from 1999 until the sale of that company in 2009 to Winthrop Resources Corporation and as Vice President of Winthrop Resources Corporation, a technology leasing company, from 2009 to July 2011.

Mr. Foudray’s experience in the leasing business, including in the equipment leasing business, is expected to provide the Board with valuable insight with respect to opportunities to expand leasing activities of the Company’s ground support equipment business. In addition, Mr. Foudray’s experience as an executive officer of a significant operating business and as a former chief financial officer is expected to broaden the Board’s expertise in operational and financial matters.

John J. Gioffre, age 69, was elected as director of the Company in January 2010. Mr. Gioffre previously served as Vice President-Finance and Chief Financial Officer of the Company from April 1984 and as Secretary/Treasurer of the Company from June 1983 until his retirement from the Company in December 2006. Mr. Gioffre also previously served as a director of the Company from March 1987 through December 2006.

Mr. Gioffre, as the former long-time Chief Financial Officer of the Company, brings an understanding of the Company’s operating, accounting and financial issues unique among our independent directors. He provides substantial accounting oversight expertise and qualifies as an audit committee financial expert under applicable rules of the Securities and Exchange Commission.

Andrew L. Osborne, age 27, has served as the Chief Executive Officer and Sole Managing Member of Kingsbury Run Capital, LLC, an investment management firm, since January 2010. Mr. Osborne has also served, since January 2010, as a research analyst for Akre Capital Management, LLC, an investment management firm.

Mr. Osborne’s experience in investing and managing investments in a broad range of businesses through his position with Kingsbury Run Capital is expected to provide the Board with additional financial analytical expertise.

John A. Reeves, age 46, retired from Aircraft Service International, Inc., a commercial aviation services company providing ground handling, fueling and airport facility services and wholly owned subsidiary of BBA Aviation plc, in May 2013. Mr. Reeves served as Senior Vice President, U.S. and Latin America Operations for Aircraft Services International from January 2009 until his retirement, as

Vice President Operations and Sales, North America from October 2007 to December 2008, and as Vice President, Technical Services from 2003 to October 2007. From 1997 to 2003, Mr. Reeves served as Director, Technical Services and Procurement of Signature Flight Support, Inc., a subsidiary of BBA Aviation providing business aviation services.

It is anticipated that Mr. Reeves’ experience as an executive in aviation services businesses, involving both ground equipment and aircraft services, will provide the Board with insight into the markets and operations of the Company’s businesses which operate in similar markets or face similar challenges. In addition, the Board of Directors anticipates that it will benefit from Mr. Reeves’ management experience, including operating responsibility for a significant business with operations in the U.S. and Latin America.

Nicholas J. Swenson, age 44, has served as a director of the Company since August 2012. Mr. Swenson is a private investor and the founder and managing member of Groveland Capital, LLC, an investment management firm, and is also the managing member of AO Partners, LLC which is the general partner of AO Partners I, L.P., an investment fund. Prior to founding Groveland Capital, LLC in March 2009, Mr. Swenson served a portfolio manager and partner of Whitebox Advisors, LLC, an investment management firm, since September 2001. Mr. Swenson serves as a director and Chairman of the Board of Pro-Dex, Inc.

Mr. Swenson’s financial, analytical and investment experience and skills provides the Board of Directors with additional expertise in these areas and, as a representative of the Company’s largest stockholder, he provides additional stockholder perspectives to the Board of Directors.

The Board of Directors recommends a vote “FOR” all of the nominees listed above for election as directors (Item 1 on the enclosed proxy card).

The Board of Directors believes that the Board as a whole should encompass a range of skill and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. As noted in “Agreement with AO Partners – Description of the Settlement Agreement” the composition of the nominees for election at the 2013 annual meeting was established in part pursuant to the terms of the Settlement Agreement. The Company’s policy is to have at least a majority of Directors qualify as “independent,” and only one of the seven nominees, the Company’s Chief Executive Officer, does not qualify as “independent.”

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having a separate Chief Executive Officer and Chairman of the Board is in the best interests of the Company’s stockholders at this time. J. Bradley Wilson serves as the Company’s Chairman of the Board. The Board believes that this structure is appropriate given the current composition of the Board and the individuals serving in those positions, particularly the experience of Mr. Wilson in previously serving as chairman of the Board of Governors of the University of North Carolina and the North Carolina Railroad Company and currently serving as President and Chief Executive Officer of Blue Cross and Blue Shield of North Carolina, as well as his ability to serve as a sounding board for the Chief Executive Officer. Commencing in January 2013, the Board has designated a director to serve as lead independent director, and the lead independent director is currently Mr. Wilson. The lead independent director presides at periodic sessions of the independent directors.

Director Compensation

During the fiscal year ended March 31, 2013, each outside director received a director’s fee of $1,000 per month and an attendance fee of $500 paid to outside directors for each meeting of the Board of Directors or a committee thereof. Commencing April 1, 2006, members of the Audit Committee received, in lieu of the $500 meeting fee, a monthly fee of $500, while the Chairman of the Audit Committee received a monthly fee of $700. Pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), upon stockholder approval of the Plan, each director who was not an employee of the Company received an option to purchase 2,500 shares of Common Stock at an exercise price of $10.15 per share (the closing bid price per share on the date of stockholder approval of the Plan.) The Plan provides for a similar option award to any non-employee director thereafter first elected by the stockholders to the Board of Directors, with such options having an exercise price equal to closing bid price per share on the date of the election. Such options vest one year after the date they were granted and expire ten years after the date they were granted. All outstanding options under the Plan have vested, other than the options awarded to Mr. Swenson upon his election in 2012 which vest on August 30, 2013.

The following table sets forth the compensation paid to each of the Company’s non-employee directors in the fiscal year ended March 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		Total ($)
Sam Chesnutt	26,000	—		26,000
Allison T. Clark	16,000	—		16,000
John J. Gioffre	26,900	—		26,900
George C. Prill	23,500	—		23,500
Nicholas J. Swenson	9,000	3,700	(1)	12,700
Dennis A. Wicker	20,000	—		20,000
J. Bradley Wilson, Jr.	18,000	—		18,000

(1)	The reported value of this stock option award has been developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC and is the “grant date fair value” thereof under FASB ASC Topic 718 for financial reporting purposes, except that it does not reflect any adjustments for risk of forfeiture. The Company used the Black Scholes option-pricing model as its method for valuing the stock option. The key assumptions for this valuation method include the expected term of the option (5 years), stock price volatility (24.1%), risk-free interest rate (1.69%) and dividend yield (3.2%).

Committees of the Board of Directors

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

The Audit Committee consists of Messrs. Gioffre, Chesnutt and Prill, with Mr. Gioffre serving as chairman. The Audit Committee met four times during the fiscal year. The authority and responsibilities of the Audit Committee are set forth in a charter adopted by the Board of Directors. A copy of the current Charter is available on the Company’s website (www.airt.net) under the Shareholder Information Section. The principal functions of the Audit Committee, included in the charter, are to select and retain the firm of independent auditors to serve the Company each fiscal year, to review and approve the scope, fees and results of the audit performed by the independent auditors, to review the adequacy of the Company’s system of internal accounting controls, to review and periodically discuss with the independent auditor all significant relationships that may affect the auditor’s independence, to meet at least quarterly to review the Company’s financial results with management and the independent auditors prior to the release of quarterly financial information, to prepare and issue to the Board of Directors annually a summary report suitable for submission to the stockholders, to discuss with management and the independent auditor policies with respect to risk assessment and risk management, significant risks or exposures of the Company and the steps that have been taken to minimize such risks, and to establish procedures for the receipt, retention and treatment of complaints regarding accounting internal controls and auditing matters, including confidential, anonymous submissions by employees. The Company has certified to NASDAQ the Company’s compliance with NASDAQ’s audit committee charter requirements and compliance with the audit committee structure and composition requirements. In addition, the Board of Directors has determined that John J. Gioffre is an “audit committee financial expert,” as that term is defined under the rules of the Securities and Exchange Commission.

The Compensation Committee consists of Messrs. Chesnutt, Prill and Wicker, with Mr. Chesnutt serving as chairman. The authority and responsibilities of the Compensation Committee are set forth in a charter adopted by the Board of Directors. A copy of the current Charter is available on the Company’s website (www.airt.net) under the Shareholder Information Section. The principal functions of the Compensation Committee, included in the charter, are to evaluate, develop, approve and report to the Board regarding the Company’s overall compensation philosophy and strategy, including the balance among various components of compensation, such as base salaries, cash-based and equity-based incentive compensation, and other benefits, to determine, or recommend to the Board for its determination, the compensation, including salary, bonus, incentive and equity compensation to be paid to the Chief Executive Officer and the other executive officers, to review director fees and other compensation paid to non-employee members of the Board on a periodic basic and effect, or recommend to the Board, any changes it deems appropriate, to periodically review equity-based and other incentive plans and revise such plans, or recommend revisions or new plans to the Board, to determine and recommend to the Board for approval any performance targets and participation levels for management in any incentive plan for which such targets and levels are to be set, to review and approve all formal employment agreements with the executive officers, and to review the Company’s overall compensation policies and practices for all employees as they relate to the Company’s risk. The Compensation Committee met three times during the fiscal year.

The Nominating Committee consists of Messrs. Wicker, Chesnutt and Gioffre, with Mr. Wicker serving as chairman. The Nominating Committee is charged with identifying candidates for election to the Board of Directors, reviewing their skills, characteristics and experience and recommending nominees to the Board for approval, as well as recommending the functions and the membership of the committees of the Board of Directors. The charter of the Nominating Committee is available on the Company’s website (www.airt.net) under the Shareholder Information Section. The Nominating Committee met seven times during the fiscal year.

Director Independence

The Board of Directors has determined that none of the nominees for election to the Board of Directors other than Walter Clark, the Company’s Chief Executive Officer, has any relationship that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these individuals is “independent” within the meaning of rules of the NASDAQ Capital Market. The Board of Directors has determined that none of the current members of the Board of Directors other than Messrs. Walter Clark, Parry and Simpson (all members of management) and Mr. Allison Clark (who is Mr. Walter Clark’s brother) has any relationship that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these individuals is “independent” within the meaning of rules of the NASDAQ Capital Market. All of the members of the Company’s Audit Committee, Compensation Committee and Nominating Committee are independent directors under these standards. In addition, the Board of Directors has determined that the members of the Audit Committee meet the heightened standards of independence applicable to members of an audit committee.

Board’s Role in Risk Oversight

As discussed above, the Audit Committee assists the Board with respect to risk assessment and risk management, including monitoring significant risks or exposures of the Company and the steps that have been taken to minimize such risks. The Audit Committee is comprised entirely of independent directors. The Audit Committee is also charged with monitoring the Company’s “whistleblower hotline” which permits complaints or concerns regarding legal compliance, accounting, internal controls and auditing matters to be submitted by interested persons, including employees, confidentially and anonymously. In addition, the Compensation Committee is charged with assisting the Board in reviewing the Company’s overall compensation policies and practices for all employees as they relate to the Company’s risk. The Compensation Committee is also comprised entirely of independent directors.

Attendance of Meetings

During the fiscal year ended March 31, 2013, the Board of Directors met eight times. Each of the directors attended at least 75% of all of the meetings of the Board of Directors and committees thereof on which such director served during such period. The Company does not have a policy with respect to attendance of members of the Board of Directors at the annual meeting of stockholders. Historically, few, if any, stockholders have attended the Company’s annual meeting of stockholders other than stockholders who are also officers of the Company. Four members of the Board of Directors, two of whom are also officers of the Company, attended the annual meeting of stockholders held in 2012.

Director Qualifications and Nominations

The Nominating Committee has adopted a policy that candidates nominated for election or re-election to the Board of Directors generally should meet the following qualifications:

•	candidates should possess broad training and experience at the policy-making level in business, government, education, technology or philanthropy;

•

candidates should possess expertise that is useful to the Company and complementary to the background and experience of other members of the Board of Directors, so that an optimum balance in Board membership can be achieved and maintained;

•	candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision making;

•	candidates should be willing to devote the required amount of time to the work of the Board of Directors and one or more of its committees;

•	candidates should be willing to serve on the Board of Directors over a period of several years to allow for the development of sound knowledge of the Company and its principal operations; and

•	candidates should be without any significant conflict of interest or legal impediment with regard to service on the Board of Directors.

The Nominating Committee seeks directors with experience in areas relevant to the Company’s businesses. The Nominating Committee also seeks other key attributes that are important to an effective board: integrity and high ethical standards; sound judgment; analytical skills; and the commitment to devote the necessary time and energy to the service on the Board and its Committees. The Company does not have a policy with regard to the consideration of diversity in identifying director nominees.

As described in “Agreement with AO Partners – Description of the Settlement Agreement – Nominees for Election as Directors,” the nominees for election as directors at the 2013 annual meeting have been selected in accordance with the terms of the Settlement Agreement.

When a vacancy exists on the Board of Directors, the Nominating Committee seeks out appropriate candidates, principally by canvassing current directors for suggestions. The Nominating Committee evaluates candidates on the basis of the above qualifications and other criteria that may vary from time to time. The Nominating Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board of Directors believes that such a formal policy is unnecessary and that the issue is more appropriately dealt with on a case–by–case basis.

There have been no changes to the procedures by which security holders may recommend nominees to the Company’s Board of Directors since the date of the Company’s proxy statement for its annual meeting of stockholders held on August 30, 2012.

Director, Nominee and Executive Officer Stock Ownership

The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company by each director, nominee and executive officer of the Company and by all directors, nominees and executive officers of the Company as a group as of June 5, 2013. Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, except as otherwise set forth in the notes to the table.

		Shares and Percent of Common Stock Beneficially Owned as of June 5, 2013
Name	Position with Company	No. of Shares	Percent
Seth G. Barkett	Nominee	0	*
Walter Clark	Chief Executive Officer, Director and Nominee	143,627(1)	5.8%
William R. Foudray	Nominee	0	*
John J. Gioffre	Director and Nominee	5,027(1)	*
Andrew L. Osborne	Nominee	0	*
John A. Reeves	Nominee	0	*
Nicholas J. Swenson	Director and Nominee	366,200(1)(2)	14.9%
Allison T. Clark	Director	23,000(1)	*
Sam Chesnutt	Director	2,500(1)	*
John Parry	Vice President-Finance, Chief Financial Officer, Secretary, Treasurer and Director	16,502(1)	*
George C. Prill	Director	3,500(1)	*
William H. Simpson	Executive Vice President and Director	31,604(1)	1.3%
Dennis A. Wicker	Director	3,500(1)	*
J. Bradley Wilson	Chairman of the Board	2,500(1)	*
All such directors, executive officers and director nominees as a group (15 persons)		597,960(1)	23.4%

*	Less than one percent.
(1)	Includes shares which the following executive officers and directors have the right to acquire within 60 days through the exercise of stock options issued by Air T: Mr. Walter Clark, 50,000 shares; Mr. Parry, 15,000 shares; Mr. Simpson, 30,000 shares; Mr. Swenson, 2,500 shares; Mr. Chesnutt, 2,500 shares; Mr. Allison Clark, 2,500 shares; Mr. Gioffre, 2,500 shares; Mr. Prill, 2,500 shares; Mr. Wicker, 3,500 shares; Mr. Wilson, 2,500 shares; all such directors and executive officers as a group, 113,500 shares.

EXECUTIVE OFFICERS

The executive officers of the Company are Walter Clark, John Parry and William H. Simpson. Biographical information regarding Mr. Clark is included in “Proposal 1 – Election of Directors.”

John Parry, age 55, has served as Vice President-Finance and Chief Financial Officer of the Company since November 2006 and as a director of the Company since September 2007. Mr. Parry also serves as Vice-President, Secretary/Treasurer and a director of MAC and CSA, Chief Financial Officer of MAC, GGS and GAS and as Vice President-Finance, Treasurer and Secretary of GGS and GAS. Mr. Parry is a Certified Public Accountant and served as Chief Financial Officer and a director for Empire Airlines, Inc., a privately held FedEx feeder airline, from 2001 until joining the Company.

William H. Simpson, age 66, has served as Executive Vice President of the Company since June 1990, as Vice President from June 1983 to June 1990, and as a director of the Company since June 20, 1985. Mr. Simpson is also the President and a director of MAC, the Chief Executive Officer and a director of CSA and Executive Vice President of GGS.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on review of the copies of reports under Section 16(a) of the Securities Exchange Act of 1934 that have been furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2013 all executive officers, directors and greater than ten-percent beneficial owners have complied with all applicable Section 16(a) filing requirements.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) which, after a phase-in period, first apply to the Company with respect to the 2013 annual meeting, the Company is required to provide shareholders with the opportunity to cast an advisory vote on compensation to our executive officers named in the Summary Compensation Table as reported in this proxy statement (sometimes referred to as “say on pay”). Accordingly, the following resolution will be presented to the stockholders at the annual meeting:

“Resolved, that the stockholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2013 annual meeting of stockholders.”

This vote is nonbinding on the company. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the adoption of the resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement (Item 2 on the enclosed proxy card).

The objectives of the Company’s compensation plan for its executive officers (Walter Clark, William Simpson and John Parry) is to offer both short-term and long-term performance-based compensation to provide incentives for superior performance and to provide compensation in amounts and in forms that are sufficient to attract and retain management personnel capable of effectively managing the Company’s businesses. To achieve these objectives, the compensation paid to executives has significant performance-based elements, annual incentive plan compensation dependent of the Company’s annual financial performance and option awards, the value of which is dependent of the value of the Company’s common stock.

The compensation of the executive officers is determined by the Compensation Committee under authority delegated to it by the Board of Directors. The Compensation Committee consults with the Chief Executive Officer in evaluating and setting the compensation of the other executive officers.

The elements of the total compensation paid to executives under the Company’s policy are:

•	base salary,

•	annual cash incentive,

•	option awards, and

•	retirement, health and welfare and other benefits.

The Company has paid modest levels of compensation, with average total compensation paid to its executive officers of $305,655 for fiscal 2013 and $290,313 for fiscal 2012. Variations in annual compensation levels have principally been driven by the amount of annual cash incentive payment which is based on the Company’s income before income taxes and extraordinary items for the year.

Base Salary

Base salaries are not linked to the performance of the Company and are intended to provide the executive officers a relatively secure baseline level of compensation. The Compensation Committee periodically reviews base salary levels and adjusts base salaries as deemed necessary, but not necessarily annually. During the review and adjustment process, the Compensation Committee considers:

•	individual performance;

•	recommendations of the Chief Executive Officer with respect to the base salaries of other executive officers;

•	the duties and responsibilities of each executive officer position;

•	their current compensation level;

•	the relationship of executive officer pay to the base salaries of senior officers and other employees of the Company; and

•	whether the base salary levels are competitive.

During fiscal 2013, the Compensation Committee approved an adjustment to Mr. Simpson’s base salary from an annual rate of $240,000 to an annual rate of $252,000. This was the first increase in Mr. Simpson’s salary rate since 2008. During fiscal 2013, no adjustments were made to the base salary rates paid to Mr. Clark and Mr. Parry; however, in May 2013, the Compensation Committee approved an adjustment to Mr. Parry’s base salary from an annual rate of $173,143 to $176,606, effective January 1, 2013.

Annual Incentive Compensation

The executive officers earn annual incentive compensation based the Company’s earnings before income taxes and extraordinary items. This element of compensation provides an incentive with respect to the Company’s short-term performance. The terms of the annual incentive compensation arrangements are set forth in employment agreements entered into with the executive officers. These arrangements provide that Mr. Clark and Mr. Simpson are entitled to receive annual incentive compensation equal to 2% of the Company’s consolidated income before income taxes and extraordinary items and while Mr. Parry is entitled to receive annual incentive compensation equal to 1-1/2% of the Company’s consolidated income before income taxes and extraordinary items.

The Compensation Committee has based annual incentive compensation on the Company’s earnings before income taxes and extraordinary items since this metric reflects the bottom-line financial performance of the Company, other than the impact of extraordinary items and income taxes (over which the executive officers have limited control).

Option Awards

Each of the executive officers has outstanding option awards, which provide incentive compensation linked to the Company’s long-term performance and align the interests of management with the stockholder’s interests. These awards, made in 2006, became vested and exercisable in three equal annual installments from the date of grant and expire ten years following the date of grant or, if earlier, one year from the date the executive officer terminates employment due to death, disability or retirement. Because these awards became fully vested in 2009, the Company’s compensation expense related to these awards was recorded in periods prior to those included in the Summary Compensation Table included in this proxy statement and accordingly, the Summary Compensation Table does not reflect any compensation related to these awards for the periods presented.

In making these awards, the Compensation Committee’s practice was to make one-time significant awards in lieu of making annual or other periodic grants of lesser amounts. The Compensation Committee believes that these awards continue to provide a long-term incentive for the executives. Because the value of the options is dependent on the Company’s stock price, this element of compensation also serves to align the interests of the executive officers with those of the Company’s stockholders.

Retirement and Other Benefits

The Company sponsors the Air T, Inc. 401(k) Plan (the “Plan”), a tax-qualified Code Section 401(k) retirement savings plan, for the benefit of substantially all of its employees, including its executive officers. The Plan encourages saving for retirement by enabling participants to make contributions on a pre-tax basis and to defer taxation on earnings on funds contributed to the Plan. The Company makes matching contributions to the Plan.

The executive officers also participate in group health, life and other welfare benefit plans on the same terms and conditions that apply to other employees. Each of the executive officers who also serves as a director receives $6,000 in annual directors’ fees. Under his employment agreement, Mr. Clark is permitted to use the Company aircraft for personal use, with the requirement that he reimburse the Company for its costs in connection with his personal use of the aircraft to the extent those costs exceed $50,000 in any fiscal year. In fiscal 2013, the Company’s costs associated with Mr. Clark’s use of the Company’s aircraft were $14,200.

Each of the executive officers receives an automobile allowance as well as reimbursement of certain expenses for their primary personal vehicle and limited other perquisites. The executive officers do not receive better insurance programs, vacation schedules or holidays than other employees of equal employment tenure.

The Company does not maintain any non-qualified deferred compensation plans that would allow executives to elect to defer receipt (and taxation) of their base salaries, bonuses, annual incentive plan payments or other compensation.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth a summary of the compensation paid during each of the two most recent fiscal years to the Company’s Chief Executive Officer and to the two other most highly compensated executive officers as of March 31, 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($)	Non-equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Walter Clark	2013	256,000		62,297		25,591	(3)	343,888
Chief Executive Officer and Director	2012	256,000	—	47,172	—	23,788	(3)	326,960
John Parry	2013	179,200		46,723		15,690	(4)	241,613
Vice President-Finance, Chief Financial Officer, Treasurer, Secretary and Director	2012	179,600	—	35,379	—	17,133	(4)	232,112
William H. Simpson	2013	249,700		62,297		19,4699	(5)	331,466
Executive Vice President and Director	2012	246,000	—	47,172	—	18,695	(5)	311,867

(1)	Includes annual director fees of $6,000 each for Mr. Clark, Mr. Parry and Mr. Simpson.
(2)	Pursuant to their employment agreements, Mr. Clark and Mr. Simpson are entitled to receive incentive compensation equal to two percent (2%) of consolidated income before income taxes and extraordinary items reported each year by the Company in its Annual Report on Form 10-K. Mr. Parry is entitled to receive incentive compensation equal to one and one-half percent (1.5%) of consolidated income before income taxes and extraordinary items. This compensation is paid out in June following the fiscal year end.
(3)	For fiscal 2013, includes $6,750 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $10,200 for personal use of corporate airplane, $4,800 for auto allowance and $3,841 for personal auto expenses. For fiscal 2012, includes $6,888 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $7,600 for personal use of corporate airplane, $4,800 for auto allowance and $4,500 for personal auto expenses.
(4)	For fiscal 2013, includes, $4,962 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $4,800 for auto allowance and $5,928 for personal auto expenses. For fiscal 2012, includes, $5,233 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $4,800 for auto allowance and $7,100 for personal auto expenses.
(5)	For fiscal 2013, includes $5,732 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $4,800 for auto allowance, $5,137 for personal auto expenses and $3,800 for country club dues. For fiscal 2012, includes $5,795 for Company matching contributions under the Air T, Inc. 401(k) Retirement Plan, $4,800 for auto allowance, $4,300 for personal auto expenses and $3,800 for country club dues.

On August 15, 2006, the Company awarded Mr. Clark and Mr. Simpson options to acquire, respectively, 50,000 and 30,000 shares of common stock. The exercise price of these options is $8.29 per share. On December 6, 2006, the Company awarded Mr. Parry options to acquire 15,000 shares of common stock. The exercise price of these options is $9.30 per share. These options became vested and exercisable in three equal annual installments beginning with the date of grant, or if earlier, upon a change of control of the Company or the date the employee terminates employment due to death, disability or retirement. The options expire ten years following the date of grant or, if earlier, one year from the date the executive officer terminates employment due to death, disability or retirement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

	Option Awards(1)
	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Exercisable	Option Exercise Price $	Option Expiration Date
Walter Clark	50,000	(2)	—	8.29	8/15/2016
John Parry	15,000	(3)	—	9.30	12/06/2016
William H. Simpson	30,000	(2)	—	8.29	8/15/2016

(1)	All option awards were made under the Company’s 2005 Equity Incentive Plan. Under the terms of the plan, option awards were made without any corresponding transfer of consideration from the recipients.
(2)	Stock options vested at the rate of 33-1/3% per year with vesting dates of 8/15/07, 8/15/08 and 8/15/09.
(3)	Stock options vested at the rate of 33-1/3% per year with vesting dates of 12/06/07, 12/06/08 and 12/06/09.

Executive Officer Employment Agreements

Chief Executive Officer. On July 8, 2005, the Company entered into an employment agreement with Walter Clark to provide for his continued employment as the Company’s Chief Executive Officer. The agreement has an initial term of two years and renews for successive additional one-year periods on each anniversary of the date of the agreement unless either the Company or Mr. Clark gives notice of non-renewal within 90 days prior to that anniversary date. The agreement provides for an annual base salary of $200,000, subject to increases as subsequently determined by the Company’s Board of Directors or its Compensation Committee. In addition, the agreement provides for annual bonus compensation equal to 2% of the Company’s consolidated incomes before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K. Under the agreement, Mr. Clark is entitled to participate in the Company’s general employee benefit plans, to receive four weeks of vacation per year, to receive a monthly automobile allowance of $400 plus reimbursement for fuel, repair expense and insurance for his primary automobile upon presentation of documentation in accordance with the Company’s expense reimbursement policies and to use corporate passenger aircraft for personal use, with the requirement that he reimburse the Company for its costs in connection with his personal use of the aircraft to the extent those costs exceed $50,000 in any fiscal year.

Other Executive Officers. Effective January 1, 1996, the Company entered into an employment agreement with William H. Simpson, an Executive Vice President of the Company. In the absence of any notice from one party to the other to terminate automatic extensions of the term of the agreement, the agreement is automatically extended each December 1 so that upon each automatic extension the remaining term of the agreement is three years and four months. The agreement provided for an initial annual base salary of $165,537, which was subsequently increased and is subject to further increases as determined by the Compensation Committee. In addition, the agreement provides for annual bonus compensation equal to 2% of the Company’s consolidated income before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K. Under the agreement, Mr. Simpson is entitled to participate in the Company’s general employee benefit plans, to receive four weeks of vacation per year and to receive a monthly automobile allowance of $400 plus reimbursement for fuel, repair expense and insurance for his primary automobile upon presentation of documentation in accordance with the Company’s expense reimbursement policies.

Effective October 6, 2006, the Company entered into an employment agreement with John Parry, Chief Financial Officer of the Company, which provides for a three-year term of employment under the terms of that agreement. The agreement provides for annual bonus compensation equal to 1.5% of the Company’s consolidated income before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K. Under the agreement, Mr. Parry is entitled to participate in the Company’s general employee benefit plans, to receive four weeks of vacation per year and to receive a monthly automobile allowance of $400 plus reimbursement for fuel, repair expense and insurance for his primary automobile upon presentation of documentation in accordance with the Company’s expense reimbursement policies.

Severance and Change-in-control Provisions. Mr. Clark’s employment agreement provides that the Company may terminate Mr. Clark’s employment at any time and for any reason. However, if the Company terminates Mr. Clark’s employment other than for “disability” or “cause,” both as defined in the agreement, the Company is obligated to continue to pay Mr. Clark his then-current base salary for a period of two and one-half years, or at its election the Company can pay this amount in one lump-sum payment at the net present value of those payments, calculated by assuming an 8% discount rate. In addition, during that two and one-half year period the Company must continue to provide to Mr. Clark all health and welfare benefits as existed on the date of termination of Mr. Clark’s employment or, in the event that continuation of health benefits are not permitted under the Company’s health insurance policies, to pay for COBRA health insurance coverage. Mr. Clark is entitled to terminate his employment under the agreement at any time and for any reason. However, following a “change in control” of the Company, if, within 12 months after the occurrence of the change in control, Mr. Clark terminates his employment for “good reason,” which is defined in the agreement and includes a substantial reduction in responsibilities, relocation, increased travel requirements and adverse changes in annual or long-term incentive compensation plans, he is entitled to receive the same base salary payments and continued health and welfare benefits as described above. Under the employment agreement, a “change of control” includes a merger, consolidation or reorganization with or into the Company, or in which securities of the Company are issued, other than certain non-control transactions as defined in the agreement, the acquisition of Company common stock or other voting securities by any person resulting in such person beneficially owning 30% or more of either the then-outstanding common stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote for the election of directors, and members of the Company’s Board of Directors (the “Board”) at the time the agreement was entered into (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of a majority of the Incumbent Board, such new director is deemed to be a member of the Incumbent Board and provided, further, that no individual is deemed to be a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest. The agreement provides that these base salary payments and continued health and welfare benefits are Mr. Clark’s sole remedy in connection with a termination of his employment.

Mr. Simpson’s employment agreement provides that if the Company terminates his employment other than for “cause” (as defined in the agreement), he will be entitled to receive a lump sum cash payment equal to the amount of base salary payable for the remaining term of the agreement (at the then current rate) plus one-half of the maximum incentive bonus compensation that would be payable if he continued his employment through the date of the expiration of the agreement (assuming for such purposes that the amount of incentive bonus compensation would be the same in the remaining period under the agreement as was paid for the most recent year prior to termination of employment). The agreement further provides that if any payment on termination of employment would not be deductible by the Company under Section 280G(b)(2) of the Internal Revenue Code, the amount of such payment would be reduced to the largest amount that would be fully deductible by the Company.

Mr. Parry’s employment agreement provides that if the Company terminates Mr. Parry’s employment other than for “cause” (as defined in the agreement), Mr. Parry is entitled to receive his base salary for a period of twelve months and a pro-rated incentive bonus for that fiscal year. In addition, during that twelve-month period the Company must continue to provide to Mr. Parry continued group health benefits as existed on the date of termination of Mr. Parry’s employment or, in the event that continuation of health benefits are not permitted under the Company’s health insurance policies, to pay for COBRA health insurance coverage.

401(k) Plan. The Company sponsors the Air T, Inc. 401(k) Plan (the “Plan”), a tax-qualified Internal Revenue Code Section 401(k) retirement savings plan, for the benefit of substantially all of its employees, including its executive officers. The Plan encourages saving for retirement by enabling participants to make contributions on a pre-tax basis and to defer taxation on earnings on funds contributed to the Plan. The Company makes matching contributions to the Plan.

CERTAIN TRANSACTIONS

The Company leases its corporate and operating facilities at the Little Mountain, North Carolina airport from Little Mountain Airport Associates, Inc. (“Airport Associates”), a corporation whose stock is owned by William H. Simpson, an officer and director of the Company, John J. Gioffre, a director of the Company, the estate of David Clark, of which, Walter Clark, the Company’s chairman and Chief Executive Office, is a co-executor and beneficiary, and Allison Clark, a director, is a beneficiary, three unaffiliated third parties and a former executive officer. The Company paid aggregate rental payments of approximately $173,000 to Airport Associates pursuant to such lease during the fiscal year ended March 31, 2013. The lease agreement expires if not extended by the parties in May 2014 and provides for monthly rental payments of $14,428. The lease agreement provides that the Company shall be responsible for maintenance of the leased facilities and for utilities, ad valorem taxes and insurance. The Company believes that the terms of such leases are no less favorable to the Company than would be available from an independent third party.

PROPOSAL 3 – ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, the Company is also required to provide stockholders with the opportunity to cast an advisory vote on whether future advisory votes on executive compensation should be held every one year, every two years or every three years. The Board believes that a frequency of “every one year” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote to permit the shareholders to express their view on this matter at each annual meeting.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one year, every two years or every three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

This advisory vote on the frequency of the “say on pay” vote is nonbinding on the Company. However, the Board and the Compensation Committee plan to take into account the outcome of the advisory vote when considering the frequency of future advisory votes on executive compensation.

The Board of Directors recommends a vote for the option of “Every Year” for the frequency of future advisory votes on executive compensation (Item 3 on the enclosed proxy card).

PROPOSAL 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the appointment of Dixon Hughes Goodman, LLP to serve as the independent registered public accounting firm for the Company and its subsidiary corporations for the fiscal year ending March 31, 2014. If the stockholders do not ratify this appointment, the Audit Committee will consider other independent registered public accounting firms.

Dixon Hughes Goodman, LLP (formerly known as Dixon Hughes PLLC) has served as the independent registered public accounting firm for the Company since November 17, 2005. Representatives of Dixon Hughes Goodman, LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Dixon Hughes Goodman, LLP as independent auditors for the fiscal year ending March 31, 2014 (Item 4 on the enclosed proxy card).

Audit Committee Pre-approval of Auditor Engagements

It is the policy of the Audit Committee that all audit and permitted non-audit services provided to the Company by its independent registered public accounting firm are approved by the Audit Committee in advance. In addition, it is the Company’s practice that any invoices not covered by the annual engagement letter that are subsequently submitted by its independent registered public accounting firm are provided to the Chairman of the Audit Committee for approval prior to payment. The independent auditor, management and the Audit Committee must meet on at least an annual basis to review the plans and scope of the audit and the proposed fees of the independent auditor.

Audit Fees

Fees billed to the Company by its independent registered public accounting firm, Dixon Hughes Goodman, LLP, for each of the past two fiscal years were as follows:

	2013	2012
Audit Fees(1)	$116,000	$121,000
Audit-Related Fees(2)	10,000	10,000
Tax Fees(3)	60,000	50,000
All Other Fees	—	—

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual financial statements and review of the quarterly financial statements that are provided by Dixon Hughes Goodman, LLP in connection with regulatory filings or engagements.
(2)	Audit-related fees relate to professional services rendered that are related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Audit-related fees also include fees associated with the audit of the Company’s employee benefit plan.
(3)	Tax fees consist of professional services for tax compliance, tax advice and tax planning.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements as of and for the year ended March 31, 2013. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. In addition, the Audit Committee discussed with the independent registered public accounting firm the written disclosures and letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. The Audit Committee also has considered whether the independent registered public accounting firm provision of non-audit services to the Company is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013 for filing with the Securities and Exchange Commission.

June 3, 2013

AUDIT COMMITTEE
John J. Gioffre, Chair
Sam Chesnutt George C. Prill

PROPOSAL 5 – APRROVAL OF RIGHTS AGREEMENT

On March 26, 2012, the Company entered into a Stockholder Rights Agreement with American Stock Transfer & Trust Company, LLC, as Rights Agent, and the Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Company common stock, which dividend was paid to stockholders of record on April 5, 2012. On June 13, 2013, the Company entered into an amended and restated Rights Agreement to effect the amendments to the Rights Agreement contemplated by the Settlement Agreement.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company, par value $1.00 per share (the “Preferred Shares”), at a price of $25.00 per one one-thousandth of a Preferred Share, subject to adjustment. Under the Rights Agreement, with certain exceptions, if any person or group becomes the beneficial owner of 20% or more of the Company’s common stock, then each Right not beneficially owned by such beneficial owner will entitle its holder to purchase, at the Rights’ then-current exercise price, shares of the Company’s common stock having a market value of twice the Rights’ then-current exercise price. In addition, with certain exceptions, if, after any person or group has become a beneficial owner of 20% or more of the Company’s common stock, the Company becomes involved in a merger or other business combination, each Right will entitle its holder (other than such 20% or more beneficial owner) to purchase, at the Rights’ then-current exercise price, common shares of the acquiring company having a value of twice the Rights’ then-current exercise price. The Rights Agreement is described in greater detail below. See “— Description of the Rights Agreement.”

In the Settlement Agreement, the Company agreed to submit a proposal at the 2013 annual meeting for the stockholders to approve the Rights Agreement. The Rights Agreement provides that it will expire at the final adjournment of the 2013 annual meeting if the proposal to approve the Rights Agreement has not been approved by the stockholders by a vote in which more votes are cast in favor of the proposal than are cast against the proposal.

Statement of the Board in Favor of Approval of the Rights Agreement

The Board of Directors approved the Rights Agreement because the Rights Agreement is designed to protect against potential coercive or abusive takeover techniques and to help ensure that the Company’s stockholders are not deprived of the opportunity to realize full and fair value on their investment. The Rights Agreement, which was adopted following evaluation and consultation by the Board of Directors with outside legal and financial advisors, is similar to agreements adopted by numerous publicly traded companies. The Rights Agreement is intended to deter, among other potentially abusive takeover techniques, a creeping takeover of the Company, in which an investor acquires a controlling interest in the Company’s shares in market or private transactions and does not offer or pay to the stockholders the premium price associated with obtaining control—that is, the amount that a buyer is usually willing to pay over the current market price of a publicly traded company to obtain control of the company. In such a situation, the Rights Agreement enables the Board of Directors to negotiate an acquisition price available to all stockholders that reflects an appropriate control premium and to deter an effort to obtain control that does not offer the stockholders full value for control.

At the time the Board of Directors adopted the Rights Agreement, AO Partners was aggressively accumulating shares of Company common stock in market transactions, having increased its common stock ownership level from 5.2% to 10.2% of the outstanding shares in less than two months. AO Partners indicated to the Company that it did not intend to make a bid to acquire all of the outstanding shares. AO Partners has since increased its ownership level to 14.9% of the outstanding shares, which was only slightly below the 15% triggering threshold under the Rights Agreement before the June 13, 2013 amendment and restatement of the Rights Agreement increased that threshold to 20%.

In addition, the Rights Agreement includes provisions, commonly referred to as a “chewable feature,” that would make certain fully-financed offers to acquire all of the outstanding shares eligible for exemption from the operation of the Rights Agreement under certain conditions. In the event the Company receives such an offer, and within a 90-business day evaluation period, the Board does not either redeem the outstanding Rights, exempt the offer from the terms of the Rights Agreement or call a special meeting of stockholders to vote on whether to exempt the offer, then holders of at least 10% of the Company’s common stock (excluding shares beneficially owned by the offeror and its affiliates and associates) may request that the Board call a special meeting of the stockholders for the purpose of holding a vote to exempt the offer. The Rights Agreement further provides that, if the Board fails to call the requested special meeting of stockholders within a specified period, the offer is deemed to be exempted from the Rights Agreement. Accordingly, the Rights Agreement permits stockholders the opportunity to vote to determine whether qualified offers to acquire all of the outstanding shares may proceed if the Board does not act to exempt that offer from the Rights Agreement. See “— Description of the Rights Agreement — ‘Chewable’ Feature.”

Because the Rights Agreement is designed to deter potentially abusive takeover techniques, including a creeping takeover of the Company that does not offer the stockholders full value for control, and also permits stockholders the opportunity to exempt qualified offers from the Rights Agreement, the Board of Directors believes that maintaining the Rights Agreement is in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote “FOR” the proposal to approve the Rights Agreement (Item 5 on the enclosed proxy card).

Statement of AO Partners in Opposition to Approval of the Right Agreement

In the Settlement Agreement, the Company agreed to include in this proxy statement a statement from AO Partners stating why it intends to vote against the proposal to approve the Rights Agreement. That statement of AO Partners is set forth below in italics.

AO Partners urges stockholders to VOTE AGAINST adoption of the resolution approving the Rights Agreement (sometimes referred to as a poison pill), as we believe it leads to entrenchment of the Board of Directors and a lack of accountability, which adversely affects stockholder value. When a poison pill is in place, the consequences of poor decision making may be allowed to fester because current directors know that the poison pill provides them with significant protections from ever being challenged by large outside stockholders.

While the Board of Directors has indicated that it put the poison pill in place in order to protect stockholders from coercive or otherwise unfair takeover tactics, AO Partners believes that it is equally true that the plan could be used to block an offer which stockholders would find attractive. This denies stockholders the chance to tender shares at a favorable price, and a withdrawn offer can also result in a significant decline in the share price.

Moreover, we fear that by enacting a pre-emptive poison pill in response to the acquisition of stock by a large shareholder, the board may have left the impression that the Company is closed to outside influence, and hostile to bids for the whole company. This impression alone likely discourages potential bidders from developing plans to buy the Company. Such an impression is likely reinforced by the onerous “Qualified Offer” clause in the poison pill.

AO Partners note that there are significant and effective protections for stockholders without the poison pill. For example, we note the disclosure and substantive requirements of the Williams Act (e.g., Sections 13(d), 14(d) and 14(e) of the Securities Exchange Act of 1934) and Delaware’s anti-takeover law (Section 203 of the Delaware General Corporation Law, Delaware’s Business Combination Statute) and provisions of the Company’s certificate of incorporation and bylaws that regulate how shareholders may present proposals or nominate directors for election at stockholders’ meetings and authorize the Board of Directors to issue preferred stock in one or more series, without shareholder approval. We believe these laws and charter provisions provide adequate protections against unfair or coercive offers.

AO Partners is pleased that the Company has recently taken positive steps to become more stockholder friendly, steps we believe have largely resulted from our prolonged efforts to push the Company to become more focused on increasing shareholder value, as many of our stockholder-favorable proposals have been adopted. However, we believe that this stockholder-focused reform will not be complete until stockholders VOTE AGAINST the poison pill, which will eliminate any impression that the board is hostile to outside influence and bidders for the Company and allow for more robust trading in the Company’s common stock. AO Partners believes that the presence of the poison pill can depress the market for Company shares by preventing stockholders from selling to large stockholders at mutually beneficial prices.

AO Partners believes the elimination of the poison plan will complete the stockholder-focused reform the Company has been implementing (adopting many of the stockholder favorable proposals we have encouraged the Company to adopt), enhance the accountability of the Board of Directors of the Company by eliminating a significant hurdle to large outside stockholders challenging the directors, improve trading in Company shares by allowing stockholders to sell to large stockholders at mutually beneficial prices, and give the Company’s stockholders an improved ability to determine for themselves how to respond to any offer, solicited or unsolicited, that might be made. AO Partners urges you to VOTE AGAINST adoption of the resolution approving the Rights Agreement.

Description of the Right Agreement

The following summarizes the material terms of the Rights Agreement, which governs the terms of the Rights. The Rights Agreement was filed by the Company as Exhibit 10.1 to the second Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 13, 2013 and is available at SEC’s website, http://www.sec.gov.

Distribution Date; Exercisability

The Rights are initially evidenced by the certificates evidencing shares of Company common stock (“Common Shares”) or book-entries representing uncertificated shares until the earlier (the “Distribution Date”) of: (i) the close of business on the date that is ten business days after the first date (the “Share Acquisition Date”) of public announcement that a person (other than the Company, a subsidiary or employee benefit or stock ownership plan of the Company or any of its affiliates or associates or an exempt person (as defined below)), together with its affiliates and associates, has acquired beneficial ownership of 20% or more of the outstanding Common Shares (any such person being hereinafter called an “Acquiring Person”) or (ii) the close of business on the date specified by the Board following the commencement or first public disclosure of a tender offer or exchange offer by any person (other than the Company, a subsidiary or employee benefit or stock ownership plan of the Company or any of its affiliates or associates), whether such commencement or first public disclosure occurs before or after the date of the Rights Agreement, the consummation of which would result in beneficial ownership by such person of 20% or more of the outstanding Common Shares. An exempt person means each person that beneficially owns as of the date of the Rights Agreement 20% or more of the outstanding Common Shares, except that each such person will be considered an exempt person only if and so long as the Common Shares that are beneficially owned by such person do not exceed the number of shares which are beneficially owned by such person on the date of the Rights Agreement, plus any additional Common Shares representing not more than 1% of the Common Shares then outstanding, and except that a person will cease to be an exempt person immediately at such time as such person ceases to be the beneficial owner of more than 20% of the Common Shares then outstanding.

Until the Distribution Date, the Rights may be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), any certificate or, in the case of uncertificated shares, any initial transaction statement or subsequent period statement evidencing Common Shares of the Company issued upon transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates evidencing Common Shares or the registration of transfer of ownership of Common Shares in the share register of the Company will also constitute the transfer of the Rights associated with such certificates.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. Rights will be exercisable only after the Distribution Date.

The Preferred Shares issuable upon exercise of the Rights will not be redeemable. If issued, each outstanding Preferred Share will be entitled, in connection with the declaration of a dividend on the Common Shares, to a preferential dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 1,000 times the related dividend declared per Common Share. Subject to customary anti-dilution provisions, in the event of liquidation, the holders of Preferred Shares will be entitled to a preferential liquidation payment equal to the greater of (a) $100 per share and (b) an amount equal to 1,000 times the liquidation payment made per Common Share. Because of the nature of the Preferred Shares’ dividend, voting and liquidation rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of a Right should approximate the value of one Common Share.

“Flip-in” Event

In the event (a “Flip-in Event”) that (i) any person becomes an Acquiring Person, (ii) any Acquiring Person or any affiliate or associate of such person merges into or combines with the Company and the Company is the surviving corporation, (iii) any Acquiring Person or any affiliate or associate of such person effects certain other transactions with the Company, or (iv) during such time as there is an Acquiring Person the Company effects certain transactions, in each case as described in the Rights Agreement, then, in each such case, proper provision will be made so that from and after the occurrence of such event, each holder of a Right, other than Rights that are or were owned beneficially by an Acquiring Person or any affiliate or associate of such person (which, from and after the date of a Flip-in Event, will be null and void), will have the right to receive, upon exercise thereof at the then-current exercise price of a Right, that number of Common Shares (or, under certain circumstances, an economically equivalent security of the Company or other assets) that at the time of such Flip-in Event have a market value of two times the exercise price of the Right.

“Flip-over” Event

In the event (a “Flip-over Event”) that, at any time after a person has become an Acquiring Person, (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but all or part of the Common Shares are changed or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of the Company’s assets or earning power, including securities creating obligations of the Company, are sold, in each case as described in the Rights Agreement, then, and in each such case, proper provision will be made so that each holder of a Right, other than Rights which have become void, will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of Common Shares (or, under certain circumstances, an economically equivalent security or securities) of such other person that at the time of such Flip-over Event have a market value of two times the exercise price of the Right.

Exchange Feature

At any time after the earlier of the Share Acquisition Date and the Distribution Date and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding Common Shares, the Company may exchange the Rights (other than any Rights that have become null and void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

“Chewable” Feature

The Rights Agreement includes a “chewable” feature that would permit a “Qualifying Offer” eligible for exemption from the operation of the Rights Agreement under conditions described below. In general, a Qualifying Offer is a fully financed all-cash tender offer or exchange offer for any and all outstanding Common Shares that includes a commitment by the offeror to promptly consummate any second step transaction needed to acquire all remaining Common Shares for the same consideration (subject only to stockholders’ exercise of statutory appraisal rights) and that meets other requirements specified in the Rights Agreement. In the event the Company receives a Qualifying Offer, and within 90 business days of the commencement of such Qualifying Offer (the “Board Evaluation Period”), the Board has not redeemed the outstanding Rights, exempted the Qualifying Offer from the terms of the Rights Agreement or called a special meeting of stockholders to vote on whether to exempt the Qualifying Offer from the terms of the Rights Agreement, holders of at least 10% of the Common Shares (excluding shares beneficially owned by the offeror and its affiliates and associates) may request that the Board call a special meeting for this purpose. If, subject to the conditions specified in the Rights Agreement, the special meeting is not convened by the 60th business day following the last day of the Board Evaluation Period or the special meeting is convened and a majority of Common Shares outstanding as of the record date for the special meeting (excluding shares beneficially owned by the offeror and its affiliates and associates) are voted in favor of exempting the Qualifying Offer, the Qualifying Offer will be deemed exempt from the Rights Agreement.

Equitable Adjustment

The Purchase Price payable, and the number of Preferred Shares or other securities issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of Preferred Shares of certain rights, options or warrants to subscribe for or purchase the Preferred Shares at a price, or securities convertible into the Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash (excluding regular periodic cash dividends), assets, stock (excluding dividends payable in the Preferred Shares) or subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one-thousandths of the Preferred Shares issuable upon exercise of each Right will be subject to adjustment in the event of a stock dividend on the Common Shares payable in Common Shares or a subdivision, combination or reclassification of Common Shares occurring, in any such case, prior to the Distribution Date.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. The Company will not be required to issue fractional Preferred Shares (other than fractions that are integral multiples of one one-thousandth of a Preferred Share, which may, at the option of the Company, be evidenced by depositary receipts) or fractional Common Shares or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, the Company may make a cash payment, as provided in the Rights Agreement.

Expiration

The Rights will expire on the earliest of (i) April 5, 2015, (ii) the final adjournment of the 2013 annual meeting of shareholders if a proposal to approve the Right Agreement has not been approved by a vote in which more votes are cast in favor of such proposal than are cast against such proposal, (iii) the time at which the Rights are redeemed, and (iv) the time at which all exercisable Rights are exchanged as described above in “— Exchange Feature” (the “Expiration Date”).

Redemption of Rights

The Company may, at its option, redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment (the “Redemption Price”), at any time prior to the earlier of (i) the close of business on the Share Acquisition Date and (ii) the close of business on the Expiration Date. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendment of Rights

Prior to the time at which the Rights cease to be redeemable, the Rights Agreement may be amended by the Company without the approval of any holders of Rights, including amendments that increase or decrease the Purchase Price, that add other events requiring adjustment to the Purchase Price payable and the number of the Preferred Shares or other securities issuable upon the exercise of the Rights or that modify procedures relating to the redemption of the Rights, except that no amendment may be made that decreases the stated Redemption Price to an amount less than $0.01 per Right.

Miscellaneous

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including the right to vote or to receive dividends. The Board will have the exclusive power and authority to administer the Rights Agreement and to exercise all rights and powers specifically granted to the Board or to the Company therein, or as may be necessary or advisable in the administration of the Rights Agreement, including without limitation the right and power to interpret the provisions of the Rights Agreement and to make all determinations deemed necessary or advisable for the administration of the Rights Agreement (including any determination to redeem or not redeem the Rights or to amend or not amend the Rights Agreement).

Certain Anti-Takeover Effects

The Rights Agreement may have the effect of deterring unsolicited takeover proposals, as the Rights would cause substantial dilution to an Acquiring Person who is not exempted from the Rights Agreement. The Rights will not prevent a takeover of the Company, but may delay attempts to gain control of the Company.

ADDITIONAL INFORMATION

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER OF THE COMPANY, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES ENTITLED TO BE VOTED AT THE MEETING, IF SOLICITED BY WRITTEN REQUEST, A COPY OF THE COMPANY’S 2013 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO AIR T, INC., 3524 AIRPORT ROAD, MAIDEN, NORTH CAROLINA 28650, ATTENTION: MR. JOHN PARRY, SECRETARY.

IN ADDITION, THE COMPANY HAS A DEDICATED WEBSITE AT WWW.AIRT.NET/SHAREHOLDERDIRECT.HTML WHERE IT POSTS ALL ANNUAL MEETING MATERIALS INCLUDING THE ANNUAL REPORT ON FORM 10-K, ANNUAL REPORT AND PROXY STATEMENT.

STOCKHOLDER COMMUNICATIONS

The Board of Directors has established a process for stockholders and other interested parties to communicate with the Board of Directors or a particular director. Such individual may send a letter to Air T, Inc., Attention: Corporate Secretary, 3524 Airport Road, Maiden, North Carolina 28650. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary of the Company will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2014 MEETING

Proposals by stockholders intended to be presented at the 2014 annual meeting of stockholders must be received by the Company’s Corporate Secretary no later than March 24, 2014 in order to be included in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with that meeting. The inclusion of any proposal will be subject to applicable rules of the SEC. In addition, the Company’s by-laws establish an advance notice requirement for any proposal of business to be considered at an annual meeting of stockholders, including the nomination of any person for election as director. In general, written notice must be received by the Company’s Corporate Secretary at the Company’s principal executive office, 3524 Airport Road, Maiden, North Carolina 28650, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and must contain specified information concerning the matter to be brought before such meeting and concerning the stockholder proposing such a matter. Accordingly, to be considered at the 2014 annual meeting of stockholders, proposals must be received by the Corporate Secretary no earlier than May 2, 2014 and no later than June 1, 2014. Any waiver by the Company of these requirements with respect to the submission of a particular stockholder proposal shall not constitute a waiver with respect to the submission of any other stockholder proposal nor shall it obligate the Company to waive these requirements with respect to future submissions of the stockholder proposal or any other stockholder proposal. Any stockholder desiring a copy of the Company’s by-laws will be furnished one without charge upon written request to the Corporate Secretary at 3524 Airport Road, Maiden, North Carolina 28650.

Individuals appointed as proxies in connection with the annual meeting of stockholders to be held in 2014 will have discretion under applicable SEC rules to vote on any proposal presented at the meeting by a stockholder unless the stockholder gives the Company written notice of the proposal no later than June 1, 2014 and other provisions of the applicable SEC rules are satisfied.

OTHER MATTERS

The Board of Directors knows of no other matters that may be presented at the meeting.

AIR T, INC.

July 22, 2013

AIR T, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 30, 2013

AND

PROXY STATEMENT

July 22, 2013

AIR T, INC.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

C123456789

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

5:00 p.m., Eastern Time, on August 29, 2013.

Vote by Internet

Log on to the Internet and go to

http://proxy.georgeson.com/

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR ALL of the nominees listed, FOR Proposals 2, 4 and 5 and EVERY YEAR on Proposal 3.

1. Election of Directors:

01 - Seth G. Barkett

02 - Walter Clark

03 - John J. Gioffre

04 - Andrew L. Osborne

05 - John A. Reeves

06 - Nicholas J. Swenson

07 - William R. Foudray

Mark here to vote

FOR all nominees

Mark here to WITHHOLD

vote from all nominees

For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2. On an advisory basis, to approve the compensation to the Company’s named executive officers as disclosed in the proxy statement:

For Against Abstain

4. To ratify the selection of Dixon Hughes Goodman, LLP to

serve as the independent registered public accounting firm

for the Company

For Against Abstain

3. On an advisory basis, whether future advisory votes

to approve executive compensation should be held:

EVERY

YEAR

EVERY 2

YEARS

EVERY 3

YEARS Abstain

5. To adopt a resolution to approve the Amended and Restated Rights Agreement, dated as of June 13, 2013, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this Proxy. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 6 8 1 8 3 1

MR ASAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 U P X

01ODHB

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Copies of the Notice of Annual Meeting, the Proxy Statement and the 2013 Annual Report to Stockholders are available at www.airt.net/shareholderdirect.html.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

REVOCABLE PROXY — AIR T, INC.

Annual Meeting of Stockholders

To be held on August 30, 2013

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Walter Clark, John Parry and Cheryl Sigmon as proxies, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Air T, Inc. common stock that the undersigned is entitled to vote at, and, in their discretion, to vote upon such other business as may properly come before, the 2013 Annual Meeting of Stockholders of the Company to be held on Friday, August 30, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, except that with respect to Item 5 this proxy will be voted “ABSTAIN.”

(Continued and to be signed on reverse side.)